Exhibit 99.1

 Interim Analysis Supports Continuation of Allos Therapeutics’ Pivotal Phase 3 Trial

WESTMINSTER, Colo., Apr. 4  — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced that an independent data monitoring committee (DMC) has completed a planned interim analysis of data from the Company’s Phase 3 ENRICH trial with EFAPROXYN™ (efaproxiral) and has recommended that the trial continue per the protocol. This interim review was triggered by the occurrence of 94 patient deaths and was based upon an evaluation of patients randomized through February 14, 2006.  In order to protect the integrity of the trial, the results of the efficacy analysis will not be made available to the Company until the study is completed.  No major patient safety concerns were identified by the DMC.

ENRICH is a randomized, open-label, multi-center trial designed to compare the effect of whole brain radiation therapy with supplemental oxygen with or without EFAPROXYN in women with brain metastases from breast cancer. The trial is expected to enroll 360 patients at up to 125 sites worldwide.  The primary endpoint of the trial is survival.

“This recommendation represents continued progress toward the completion of patient enrollment in ENRICH and further validation of EFAPROXYN’s favorable safety profile,” said Paul L. Berns, President and Chief Executive Officer of Allos.  “We are pleased with the DMC’s recommendation and are grateful for the support received from investigators and patients who enabled us to reach this milestone.”

Next Milestones
In accordance with the protocol’s statistical analysis plan, the DMC will conduct a second interim analysis of safety and efficacy data following the occurrence of 188 patient deaths, which is currently expected to occur in the second half of 2006. If necessary, the Company will conduct the final analysis of safety and efficacy data following the occurrence of 282 patient deaths, which is currently expected to occur in the first half of 2007.  If the trial is deemed to be positive at either the second interim or final analysis the Company will submit an amendment to its previously filed new drug application to seek marketing approval for EFAPROXYN for use as an adjunct to radiation therapy for the treatment of brain metastases originating from breast cancer.

About the Data Monitoring Committee

The DMC is comprised of independent medical experts and statisticians and was established by Allos as part of the Company’s compliance with good clinical practice guidelines. The DMC is responsible for monitoring the safety of patients participating in the ENRICH trial and for conducting interim analyses of trial results to assess the safety and efficacy of EFAPROXYN.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, EFAPROXYN(TM) (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, please visit the Company’s web site at: www.allos.com.

About EFAPROXYN

EFAPROXYN is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy. By increasing tumor oxygenation, the Company believes that EFAPROXYN has the potential to enhance the efficacy of standard radiation therapy.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the Company’s projected timelines relating to the ENRICH trial, the potential safety and efficacy of EFAPROXYN for the treatment of patients with brain metastases originating from breast cancer, , and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the ENRICH trial, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; and that the ENRICH trial may not demonstrate the safety and efficacy of EFAPROXYN for the treatment of brain metastases from breast cancer.  Even if the ENRICH trial demonstrates the safety and efficacy of EFAPROXYN, regulatory authorities may not approve EFAPROXYN for the treatment of patients with brain metastases originating from breast cancer, the Company may not be able to successfully market EFAPROXYN, or the Company may face post-approval problems that require the withdrawal of EFAPROXYN from the market.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYN™ and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com